CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-168724 and No. 333-159480) of Cross Border Resources, Inc., formerly Doral Energy Corp., of our report dated April 7, 2010 relating to the consolidated balance sheets of Pure Gas Partners, L.P. and its subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of income, partners' capital, and cash flows for the years then ended which appears in this Current Report on Form 8-K/A.

/s/ Darilek Butler
Darilek Butler & Associates PLLC
Certified Public Accountants
San Antonio, Texas
April 7, 2010